Exhibit 99.1

urban-gro, Inc. Announces Reverse Stock Split

Lafayette, CO (January 5, 2021) – urban-gro, Inc. (OTCQX: UGRO) (“urban-gro” or the “Company”), a leading global horticulture company that engineers and designs commercial Controlled Environment Agriculture (“CEA”) facilities and integrates complex environmental equipment systems into these high-performance facilities, announced today that the Company has effected a 1-for-6 reverse split of its issued and outstanding shares of common stock. Shares of urban-gro’s common stock will begin trading on a split-adjusted basis under the ticker symbol “UGROD” on the OTCQX on January 6, 2021 for a period of 20 trading days, after which the ticker symbol will revert to “UGRO”. The new CUSIP number for urban-gro’s common stock following the reverse split is 91704K202.

In connection with the reverse split, every 6 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the outstanding shares of common stock will be reduced from approximately 28.3 million shares to approximately 4.7 million shares. All of urban-gro’s options, warrants, and other convertible securities that were outstanding immediately before the effectiveness of the reverse split also were adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities were exercisable or convertible by six and multiplying the exercise or conversion price thereof by six, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

No fractional shares will be issued. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the reverse split, the Company will pay cash (without interest) equal to such fraction multiplied by the average of the closing prices of a share of the Company’s common stock (as adjusted to give effect to the reverse split) on the OTC Market, Inc.’s OTCQX marketplace for the five (5) consecutive trading days immediately preceding the effective date of the reverse split. After the reverse split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

Once effective, all registered holders of the Company’s common stock who hold their shares electronically in book-entry form with the Company’s transfer agent, Equiniti Trust Company (f/k/a Corporate Stock Transfer) (“Equiniti”), will receive a statement from Equiniti reflecting the number of shares of the Company’s common stock registered in their accounts, along with payment in lieu of any fractional shares. No action needs to be taken by shareholders of record to receive post-split shares and payment in lieu of fractional shares (if any) because the exchange will be automatic. Stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate or certificates for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of the Company’s common stock resulting from the reverse split.

Non-registered stockholders holding shares of the Company’s common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse split and making payment for fractional shares than those that the Company would put in place for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

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About urban-gro, Inc.

urban-gro, Inc. (OTCQX: UGRO) is a leading engineering design and services company focused on the commercial horticulture market.  We engineer and design commercial Controlled Environment Agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into these high-performance facilities.  Operating in the global market, our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of growing operations. We also help our clients achieve operational efficiency and economic advantages through a full spectrum of professional services and programs focused on facility optimization and environmental health. Visit www.urban-gro.com to learn more.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2020. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro Investor Relations Contact:

Jenene Thomas

Chief Executive Officer

JTC Team, LLC

T: 833.475.8247

UGRO@jtcir.com

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